Exhibit 99.1

Remarks of the Executive Chairman and the Chief Executive
Prepared for the Annual Meeting of Stockholders
November 15, 2022

EXECUTIVE CHAIRMAN:
As we enter our 10th year, News Corp continues to grow and prosper, and to provide value to our shareholders, employees, customers and consumers. We are now more global and digital, and the future looks bright.
Our success comes despite this time of great change and challenges, from the disruptive influence of Big Tech to the perils of a pandemic, and more recently, a world confronting war and inflation.
The historic events of our era have underscored the value of what News Corp brings to people everywhere – trusted news and timely analysis that inform, books that expand knowledge and platforms that connect buyers with sellers to make the dream of home a reality.
We have bolstered our news and information business. Our teams have balanced fiscal responsibility with careful risk-taking.
All of us at News Corp are proud of the record revenues and profitability we achieved in fiscal 2022.
Whatever happens in the communities and countries where we live and work, and the world around us, News Corp will be there to shed light and share insight. We thank you all for supporting us on this journey.

CHIEF EXECUTIVE:
The past year has produced unprecedented profitability that reflects the concerted efforts of all at News Corp. Our digital transformation has continued apace and our strategic acquisitions should provide increased revenue and healthy profits far into the future.
Profitability for the full year rose 31% to a record $1.67 billion, and that followed a record-setting prior year. Revenues rose a robust 11% despite economic uncertainty and forex fluctuations that outweighed the benefit of an extra week. The favorable results were reflected in our reported EPS of $1.05 compared to $0.56 in the prior year.

We saw sustained success in every business segment. Dow Jones, Digital Real Estate Services and Book Publishing all notched record results, while net cash from operating activities was $1.35 billion, bettering the previous year’s record. That extra cash has enabled us to return capital to shareholders and to be poignantly poised for opportunistic investments of the kind that have already expanded the earning potential of Dow Jones.
The successful journey of our media properties is unlike any in the world thanks to the vigorous pursuit of changed terms of trade with and more transparency from the big digital players – we have no doubt that the profound commercial and social impact of those changes will be felt for years. None of that would have been possible without a strong corporate culture, created by Rupert and Lachlan Murdoch, the support of an enlightened Board and passionate and creative employees.
Turning to our segments, Dow Jones’ success is worthy of emphasis. For the year, revenues rose 18% to over $2 billion, while Segment EBITDA increased 30% to $433 million. Our faith in the company’s prospects has been shown by the strategic acquisitions of Investor’s Business Daily, OPIS and Base Chemicals, whose analysis and analytics fit perfectly into our Professional Information Business – that segment has seen sustained growth, particularly from Risk & Compliance, which reported an 18% surge in full-year revenues and recorded 28 successive quarters of double-digit growth.
Advertising at Dow Jones was a significant contributor throughout the year. Total advertising expanded 20% year-over-year, the highest rate on record. The imperative at Dow Jones is to provide a premium service to a premium audience at premium prices.
Meanwhile, the Digital Real Estate Services segment has expanded rapidly, from 5% of our revenues in fiscal 2014 to 17% in fiscal 2022 – we have seen growth in every quarter of this past year, despite changes to the interest rate environment, and are confident that the digital runway for real estate is long and lucrative.
Revenues at the segment for the full year surged 25% to more than $1.7 billion, while Segment EBITDA grew 12% to $574 million. In Australia, REA Group furthered its expansion into productive adjacencies, most notably with the Mortgage Choice acquisition. In the U.S., Move, operator of Realtor.com®, reported revenue growth for the year of 11%, and we expanded our expertise in rentals by acquiring UpNest.
News Media performed particularly well, and was the single largest contributor to the company’s profit improvement. In fiscal 2022, revenues were up 10%, and the segment delivered $217 million of Segment EBITDA – expanding 317% year-over-year.
At News UK, The Sun reported an historic shift, with digital advertising outpacing print as its online audience surged 33% in Q4 to 165 million monthly average uniques, highlighted by the exponential growth of The Sun US. News Corp Australia increased its profit contribution by $109 million, the highest figure since separation, as digital subscribers at News Corp Australia rose by 12% to 964,000 and advertising revenues remained robust.
The New York Post contributed positively to profitability after many, many decades of unabated losses, and we now believe we are on a sempiternal pathway to increasing profits.

At Subscription Video Services, the Foxtel Group’s renaissance continued. While down slightly for the year solely due to currency fluctuations, both revenue and profitability were markedly higher on an adjusted basis. Total streaming subscribers at the end of the fiscal year soared 31% from a year ago to 2.8 million, while broadcast churn fell to 13.8% in the fourth quarter, sharply lower than the prior year.
HarperCollins expanded full-year revenue and Segment EBITDA despite higher freight and manufacturing costs, and a challenging comparison with a record prior year. We have seen the virtue of acquiring Houghton Mifflin Harcourt’s Books & Media segment, as the value of that backlist is being vigorously realized.
Over the past nine years, thanks to the commitment and creativity of our employees, News Corp has been transformed, with record revenue and profits, but our founding principles and our provenance endure.
As a final point, I would like to reiterate a comment I made during last week’s earnings call. As was announced last month, following the receipt of letters from Rupert Murdoch and the Murdoch Family Trust, the News Corp Board of Directors has formed a Special Committee of independent and disinterested Board members to begin exploring the potential combination of News Corp and Fox Corporation.
As I mentioned last week, there can be no certainty that the company will engage in such a transaction. We do not intend to comment further at this time, and for that reason we will not be taking questions on this topic today. We are, of course, happy to answer your questions about the business of the Annual Meeting, the business of the company or the conduct of its operations.

Cautionary Statement Concerning Forward-Looking Statements
This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.
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